EXHIBIT 11.1

                                             INTEL CORPORATION
                                     COMPUTATION OF EARNINGS PER SHARE
                                 (In millions, except per share amounts)

                                                                   Year Ended
                                                          -----------------------------
                                                          Dec. 26,   Dec. 25,   Dec. 31,
                                                            1992       1993       1994
                                                          -------    -------    -------
PRIMARY SHARES CALCULATION

Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:

Weighted average number of shares outstanding                 414        418        415

 Add-shares issuable from assumed exercise of options
  and warrants                                                 15         23         22
                                                           ------     ------     ------

 Weighted average number of shares outstanding as
  adjusted                                                    429        441        437
                                                           ======     ======     ======

FULLY DILUTED SHARES CALCULATION

Reconciliation of weighted average number of shares outstanding to amount used in fully diluted earnings per share computation:

  Weighted average number of shares outstanding               414        418        415

  Add-shares issuable from assumed exercise of options
  and warrants                                                 17         23         22
                                                           ------     ------     ------

  Weighted average number of shares outstanding as
   adjusted                                                   431        441        437
                                                           ======     ======     ======

NET INCOME                                                 $1,067     $2,295     $2,288
                                                           ======     ======     ======

PRIMARY EARNINGS PER SHARE                                 $ 2.49     $ 5.20     $ 5.24
                                                           ======     ======     ======

FULLY DILUTED EARNINGS PER SHARE(1)                        $ 2.48     $ 5.20     $ 5.24
                                                           ======     ======     ======

(1) Earnings per common and common equivalent share presented on the face of the income statement represent primary earnings per share. Dual presentation of primary and fully diluted earnings per share has not been made on the face of the income statement because the differences are insignificant. This exhibit is presented because common stock equivalents represent more than 3% of weighted average common shares outstanding.